Exhibit 99.1

GLOBAL GOLD HOLDS ANNUAL MEETING
- Provides Update on Operations -
GREENWICH, CT -- (MARKET WIRE)--Jun 24, 2009 -- Global Gold Corporation (OTC BB:GBGD.OB - News), an international gold mining, development, and exploration company with mining properties in Armenia and Chile, held its annual shareholders meeting as noticed on Friday, June 19, 2009 (www.globalgoldcorp.com) at its headquarters in Greenwich, CT. With 83.35% of all outstanding shares represented in the voting process, shareholders re-elected the current Board of Directors by an over 96% favorable vote. Re-elected as directors were Van Z. Krikorian-Chairman and CEO, Drury J. Gallagher-Chairman Emeritus, Treasurer and Secretary as well as independent directors Nicholas Aynilian of NJA Investments, Ian Hague co-founding principal at Firebird Management, and Retired U.S. Ambassador Harry Gilmore. The shareholders also voted to confirm Sherb and Co., LLP (www.sherbcpa.com) as the company's outside auditor.
Following the meeting, there was a review of Global Gold’s current operations. In Armenia, production at Toukhmanuk mining property in June reached an output rate of about 300 ounces of gold per month. Global Gold anticipates this monthly production rate to be sustained until the plant production is expanded to 15,000 ounces per year in the first quarter of 2010 and then to an industrial production level of over 100,000 ounces per year. Recently, Global Gold submitted a revised resource report to the State Committee for Reserves (GKZ) based on the significant discovery at the Toukhmanuk Central Area announced in October 2008. The revised report is expected to be approved in the near future.
The ongoing exploration and drilling program at Getik property was also noted.
Additionally, the Board reviewed progress at Marjan, the Company’s advanced exploration project in southwestern Armenia. Global Gold anticipates test mining and continuation of its exploration and drilling at Marjan and the expanded Marjan North area. Drill hole spacing ranges from 40 m to 100 m, and the deposit has been explored across 200 m vertical section, with four adits starting at 40 m, 65 m, 80 m, and 120 m below the surface respectively.
Global Gold’s divestment of Canadian uranium exploration properties was also discussed. Global Gold retains a royalty interest on sales of uranium products from Cochrane Pond Property in Newfoundland from Commander Resources and Bayswater Uranium if that property goes into production.
In Chile, at the Global Gold Valdavia property, the Company plans to proceed with renewed mining and processing plans, starting at the Guadelupe site. The plant technology and design proposal approved by the joint venture was reviewed.
A presentation for an expanded Investor Relations Program was also made to the Board by Global Gold’s Vice President of Business Development and Investor Relations. The Program included recommendations to expand communications with the shareholder base and the financial community including, for example, more frequent news releases on exploration and production progress, internet marketing and broader research analyst coverage.
The Board also reviewed the Company's commitment to best practices in internal operations, environmental responsibility, and social responsibility. The Board believes that it is important to offer stockholders the opportunity to communicate with the Board about Company issues and developments.  Stockholders who wish to communicate with the Board may do so by sending written communications addressed to the Board of Directors, Global Gold Corporation, 45 East Putnam Avenue, Greenwich, CT 06830 or by email at ggc@globalgoldcorp.com.

To the extent that statements in this press release are not strictly historical, including statements as to revenue projections, business strategy, outlook, objectives, future milestones, plans, intentions, goals, future financial conditions, future collaboration agreements, the success of the Company's development, events conditioned on stockholder or other approval, or otherwise as to future events, such statements are forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this release are subject to certain risks and uncertainties that could cause actual results to differ materially from the statements made. Former Soviet country estimations are presented for historical reporting and to provide a basis for assessing Global Gold's choices for its business activities and not to be understood as indicating the existence of reserves or resources.

Contact Information:
Courtney Fellowes
Vice President
Business Development and Investor Relations
(203) 422-2300
cfellowes@globalgoldcorp.com

Source: Global Gold Corporation